Exhibit 3.33(a)
State of Delaware Secretary of State Division of Corporations )elivered 10:43 AM 09/29/2009 FILED 10:33 AM 09/29/2009 RV 090892224 — 4736005 FILE STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION First: The name of the limited liability company is ______________ Concrcw Aquisftio V. tIC Second; The address of its regstercd office in the State of Delaware is_ .615 South Duponi 1-Iwy in the City of Doyci Zi oode 19901 The name of its Registered agent ut such address is Capilol Services, Inc. Third: (Use this paragraph only if the ompanyis w have a specific effective dEe of dissolution: “The latest date on which the limited Iinbi]ity company is to dissolve is lourth: (Insert any other matters the members determine to ipclude herein,) In Witness Whereof, the undersigned have executed this Certificate, of Formation thIs 2th day aflcptember _______ By it C Authorized Person (s) Name: SIcphpnio Collins